EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2015
Second Quarter Results and Raises Dividend

•	EPS of $0.72; 19% Sales Gain

•	Quarterly Dividend Increase of 8%

CLEVELAND, OHIO (January 29, 2015) - Applied Industrial Technologies (NYSE: AIT) today reported second quarter fiscal 2015 sales and earnings for the three months ended December 31, 2014.

Net sales for the quarter were $691.7 million, an increase of 18.9% compared with $581.9 million in the same quarter a year ago. Net income for the quarter increased to $29.7 million from $25.9 million, and earnings per share rose 18.0% to $0.72 per share, compared with $0.61 per share in the second quarter of fiscal 2014.

For the six months ended December 31, 2014, sales increased 17.4% to $1.39 billion from $1.19 billion in the same period last year. Net income increased to $58.8 million from $52.8 million, and earnings per share increased 13.7% to $1.41 per share from $1.24 per share last year.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “Applied is a strong, diversified industrial distributor, and we are pleased with the continued sales and earnings growth in the second quarter. Our overall sales increase reflects 15.8% of acquisition related volume coupled with a 4.5% rise in our core underlying operations, offset by a negative foreign currency translation impact of 1.4%.

“Looking forward, we see an industrial economic environment that continues to present opportunities for organic and acquired growth. While the recent decline in oil prices creates some challenges, we are fully engaged in executing our acquisition integration plans as well as our broader growth initiatives across our industrial served markets.

“Entering the second half of fiscal 2015, we are narrowing our full-year guidance range for earnings per share to between $2.95 and $3.10 per share, on a sales increase of 13% to 15%. Our leadership team and dedicated associates remain focused on serving our customers, achieving our strategic objectives, and delivering our commitments in the second half of fiscal 2015.”

In addition, Mr. Schrimsher announced that the Company's Board of Directors declared an 8% increase in the quarterly cash dividend to $0.27 per common share. The dividend is payable on February 27, 2015, to shareholders of record on February 13, 2015. This is the Company’s sixth dividend increase since 2010, representing a cumulative increase of 80% in the quarterly dividend over this five-year period. “Increasing our dividend reflects confidence in our business position and a commitment to generating increased shareholder value.”

During the quarter, the Company purchased 249,900 shares of its common stock in open market transactions for $11.5 million. Fiscal year to date, the Company has purchased 463,900 shares for a total of $21.9 million. At December 31, 2014, the Company had remaining authorization to purchase 1,382,500 additional shares.

Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on Thursday, January 29. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, dial 1-800-755-1805 or 1-212-231-2910 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 1-800-633-8284 or
1-402-977-9140 (International) using passcode 21758815.

With more than 560 facilities and 5,800 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “see,” “guidance,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Net Sales	$ 691,702	$ 581,949	$1,394,027	$1,187,254
Cost of sales	495,989	418,566	1,003,382	854,076
Gross Profit	195,713	163,383	390,645	333,178
Selling, distribution and administrative,
including depreciation	148,906	123,546	297,673	253,802
Operating Income	46,807	39,837	92,972	79,376
Interest (income) expense, net	1,955	(152)	3,617	(91)
Other (income) expense, net	380	(270)	624	(1,361)
Income Before Income Taxes	44,472	40,259	88,731	80,828
Income Tax Expense	14,765	14,350	29,902	28,075
Net Income	$ 29,707	$ 25,909	$ 58,829	$ 52,753
Net Income Per Share - Basic	$ 0.72	$ 0.62	$ 1.42	$ 1.25
Net Income Per Share - Diluted	$ 0.72	$ 0.61	$ 1.41	$ 1.24
Average Shares Outstanding - Basic	41,228	42,076	41,348	42,116
Average Shares Outstanding - Diluted	41,533	42,462	41,678	42,547

     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

(2) On July 1, 2014, the Company acquired 100% of the outstanding stock of Knox Oil Field Supply Inc. ("Knox"), headquartered in San Angelo, Texas, for a purchase price of $132.0 million.
On July 1, 2014, the Company acquired substantially all of the net assets of Rodamientos y Derivados del Norte S.A de C.V., a Mexican distributor of bearings and power transmission products and related products, and Great Southern Bearings / Northam Bearings, a Western Australia distributor of bearings and power transmission products. On November 3, 2014, the Company acquired Ira Pump and Supply Inc., a Texas distributor of oilfield pumps and supplies. The combined total purchase price of these acquisitions was $54.6 million.
The financial results of the operations acquired have been included in the Service Center Based Distribution Segment as of the acquisition date.

(3) Effective July 1, 2013, the Company aligned the consolidation of the Company's Canadian subsidiaries in the consolidated financial statements which previously included results on a one month reporting lag. The Company has determined that the effect of this change is not material to the financial statements for all periods presented and therefore has not presented retrospective application of this change. The net impact of the lag elimination was $1.2 million of additional income and has been included within "Other (income) expense, net" on the Condensed Statements of Consolidated Income for the six months ended December 31, 2013.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	June 30,
	2014	2014

Assets
Cash and cash equivalents	$ 33,184	$ 71,189
Accounts receivable, less allowances of $10,767 and $10,385	385,326	375,732
Inventories	401,474	335,747
Other current assets	57,773	53,480
Total current assets	877,757	836,148
Property, net	107,352	103,596
Goodwill	260,256	193,494
Intangibles, net	216,305	159,508
Other assets	18,780	41,423
Total Assets	$ 1,480,450	$ 1,334,169

Liabilities
Accounts payable	$ 150,938	$ 172,401
Current portion of long-term debt	2,720	2,720
Other accrued liabilities	117,993	115,834
Total current liabilities	271,651	290,955
Long-term debt	346,636	167,992
Other liabilities	80,497	74,914
Total Liabilities	698,784	533,861
Shareholders' Equity	781,666	800,308
Total Liabilities and Shareholders' Equity	$ 1,480,450	$ 1,334,169

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Six Months Ended December 31,

	2014	2013
Cash Flows from Operating Activities
Net income	$ 58,829	$ 52,753
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	8,331	6,792
Amortization of intangibles	13,059	6,330
Amortization of stock appreciation rights and options	825	931
Gain on sale of property	(4)	(10)
Other share-based compensation expense	679	2,286
Changes in assets and liabilities, net of acquisitions	(80,863)	(36,996)
Other, net	317	577
Net Cash provided by Operating Activities	1,173	32,663
Cash Flows from Investing Activities
Property purchases	(7,806)	(4,126)
Proceeds from property sales	187	324
Acquisition of businesses, net of cash acquired	(165,646)	(17,000)
Net Cash used in Investing Activities	(173,265)	(20,802)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	10,000	15,000
Long-term debt borrowings	170,241	0
Long-term debt repayments	(1,597)	0
Purchases of treasury shares	(21,849)	(13,838)
Dividends paid	(20,742)	(19,471)
Excess tax benefits from share-based compensation	906	2,057
Acquisition holdback payments	(287)	(1,032)
Exercise of stock appreciation rights and options	120	97
Net Cash provided by (used in) Financing Activities	136,792	(17,187)
Effect of Exchange Rate Changes on Cash	(2,705)	(1,254)
Decrease in cash and cash equivalents	(38,005)	(6,580)
Cash and cash equivalents at beginning of period	71,189	73,164
Cash and Cash Equivalents at End of Period	$ 33,184	$ 66,584